EXHIBIT 21.01

CSG Systems International, Inc.

Subsidiaries of the Registrant

As of December 31, 2019

Subsidiary	State or Country of Organization
Ascade AB	Sweden
Ascade Holding AB	Sweden
Ascade Middle East FZ-LLC	United Arab Emirates
Billing Intec Uruguay S.A.	Uruguay
CSG Forte Payments, Inc.	Delaware
CSG Forte Payments Canada, Inc.	Delaware
CSG Interactive Messaging, Inc.	Delaware
CSG International Australia Pty Limited	Australia
CSG International Colombia SAS	Colombia
CSG International (NZ) Limited	New Zealand
CSG International Pty Limited	Australia
CSG International PTE Ltd	Singapore
CSG International Sdn Bhd	Malaysia
CSG Media, LLC	Delaware
CSG Mobile Card Investment, LLC	Delaware
CSG SA Holdings (Pty) Limited	South Africa
CSG SA Services (Pty) Limited	South Africa
CSG Systems International, Inc.	Delaware
CSG Systems U.K. Limited	United Kingdom
CSG Systems, Inc.	Delaware
Digiquant, Inc.	Delaware
Independent Technology Billing Solutions S de RL de CV	Mexico
CSG Systems International (India) Pvt. Ltd.	India
Independent Technology Systems Limited	United Kingdom
Independent Technology Systems Scandinavia AB	Sweden
Independent Technology Systems SL Unipersonal	Spain
Intec Billing (Holding) Canada Ltd	Canada
Intec Billing Canada Ltd.	Canada
Intec Billing Ireland	Ireland
Intec Billing Nigeria Limited	Nigeria
Intec Billing, Inc.	Delaware
Intec Telecom Systems (France) SARL	France
Intec Telecom Systems Denmark A/S	Denmark
Intec Telecom Systems Deutschland GmbH	Germany
Intec Telecom Systems do Brasil Limitada	Brazil
Intec Telecom Systems Italia S.P.A.	Italy
Intec Telecom Systems Limited	United Kingdom
Intec Telecom Systems South Africa (Pty) Limited	South Africa
Volubill Danmark ApS	Denmark
Volubill, Inc.	Delaware